FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles.lynch@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Reports Fourth Quarter Results

FORT LAUDERDALE, Fla., February 20, 2025 - Pediatrix Medical Group, Inc. (NYSE: MD), a leading provider of physician services, today reported earnings of $0.36 per share for the three months ended December 31, 2024. On a non-GAAP basis, Pediatrix reported Adjusted EPS of $0.51.

For the 2024 fourth quarter, Pediatrix reported the following results:

•
Net revenue of $502 million;
•
Net income of $30 million; and
•
Adjusted EBITDA of $69 million.

“Our strong fourth quarter results reflect continued top-line outperformance versus our expectations, the completion of our portfolio restructuring, and the related overhead expense reductions,” said Mark S. Ordan, Chief Executive Officer of Pediatrix Medical Group. “I am honored and excited to reassume the role of Chief Executive Officer, and I am committed to furthering the Company’s strategic focus on supporting clinical excellence, strengthening our hospital and health system relationships, and optimizing our operating efficiency. We believe this focus, supported by our financial strength, will benefit all of our stakeholders.”

Operating Results– Three Months Ended December 31, 2024

Pediatrix’s net revenue for the three months ended December 31, 2024 was $502.4 million, compared to $496.4 million for the prior-year period. This increase reflected growth in same-unit revenue of 8.7 percent, partially offset by the impact of non-same unit activity, primarily practice dispositions.

Same-unit revenue from net reimbursement-related factors increased by 5.9 percent for the 2024 fourth quarter as compared to the prior-year period. This increase primarily reflects improved payor mix and modest improvements in hospital contract administrative fees. The percentage of services reimbursed by commercial and other non-government payors increased by approximately 200 basis points compared to the prior year period.

Same-unit revenue attributable to patient volume increased by 2.8 percent for the 2024 fourth quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three months and year ended December 31, 2024. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

	Three Months Ended December 31, 2024	Year Ended December 31, 2024
Hospital-based patient services	2.6%	1.9%
Office-based patient services	6.4%	4.0%

Neonatology services (within hospital-based services):
Neonatal intensive care unit (NICU) days	2.8%	1.3%

For the 2024 fourth quarter, practice salaries and benefits expense was $349.0 million, compared to $363.6 million for the prior-year period. This comparison primarily reflects the impact of practice disposition activity, partially offset by increases in same-unit clinical compensation costs, including incentive compensation based on practice results.

For the 2024 fourth quarter, general and administrative expenses were $63.6 million, as compared to $53.1 million for the prior-year period. This comparison primarily reflects higher incentive compensation based on financial results.

For 2024 fourth quarter, transformational and restructuring related expenses totaled $23.6 million. These expenses related primarily to practice dispositions, revenue cycle management transition activities and position eliminations.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, transformational and restructuring related expenses, adjustments to goodwill impairment and loss on disposal of businesses, was $68.7 million for the 2024 fourth quarter, compared to $50.8 million for the prior-year period.

Depreciation and amortization expense was $6.9 million for the fourth quarter of 2024, compared to $9.1 million for the prior-year period. This comparison was primarily related to a decrease in depreciation expense related to non-same unit activity, primarily practice dispositions.

Interest expense was $9.7 million for the fourth quarter of 2024, compared to $10.1 million for the fourth quarter of 2023.

Pediatrix generated net income of $30.5 million, or $0.36 per diluted share, for the 2024 fourth quarter, based on a weighted average 85.2 million shares outstanding. This compares with a net loss of $124.3 million, or $1.50 per diluted share, for the 2023 fourth quarter, based on a weighted average 82.7 million shares outstanding.

For the fourth quarter of 2024, Pediatrix reported Adjusted EPS of $0.51, compared to $0.32 for the fourth quarter of 2023. For these periods, Adjusted EPS is defined as diluted income per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, loss on disposal of businesses, tax effects and related adjustments to goodwill impairment and discrete tax events.

Operating Results – Year Ended December 31, 2024

For the year ended December 31, 2024, Pediatrix generated revenue of $2.01 billion, compared to $1.99 billion for the prior-year period. Pediatrix generated a net loss of $99.1 million, or $1.19 per share, for the year ended December 31, 2024, based on a weighted average 83.3 million shares outstanding, which compares to a net loss of $60.4 million, or $0.73 per share, based on a weighted average 82.2 million shares outstanding for prior year. Adjusted EBITDA for the year ended December 31, 2024 was $224.0 million, compared to $200.4 million for the prior year. For the year ended December 31, 2024, Pediatrix reported Adjusted EPS of $1.51, compared to $1.26 in the same period of 2023.

Financial Position and Cash Flow – Continuing Operations

Pediatrix had cash and cash equivalents of $229.9 million at December 31, 2024, compared to $73.3 million at December 31, 2023, and net accounts receivable at December 31, 2024 were $260.0 million.

For the fourth quarter of 2024, Pediatrix generated cash from continuing operations of $134.8 million, compared to $73.0 million during the fourth quarter of 2023. During the fourth quarter of 2024, the Company used $3.4 million to fund capital expenditures.

At December 31, 2024, Pediatrix had total debt outstanding of $616 million, consisting of its $400 million in 5.375% Senior Notes due 2030 and $216 million in borrowings under its Term A Loan. At December 31, 2024, the Company had no outstanding borrowings under its $450 million revolving line of credit.

Portfolio Management Update

As previously disclosed, during the second quarter of 2024, Pediatrix formalized its practice portfolio management plans, resulting in a decision to exit almost all of its affiliated office-based practices and its primary and urgent care service line.

The Company completed these plans on or prior to December 31, 2024. In aggregate, the office-based practices that the Company exited and the primary and urgent care clinics that have been divested contributed net revenue of approximately $200 million in 2023. As previously disclosed, Pediatrix expects that the annualized favorable impact to Adjusted EBITDA resulting from its portfolio management plans to be approximately $30 million, based on 2023 financial information. A portion of this expected favorable impact was realized during 2024.

Preliminary 2025 Outlook

On a preliminary basis, Pediatrix anticipates that its 2025 Adjusted EBITDA, as defined above, will be in a range of $215 million to $235 million.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three months and year ended December 31, 2024 and 2023 is provided in the financial tables of this press release.

Earnings Conference Call

Pediatrix will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.pediatrix.com. A replay of the conference call will also be available at www.pediatrix.com.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is a leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by multiple pediatric subspecialties. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through approximately 4,400 affiliated physicians and other clinicians. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn and the Pediatrix blog. Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the Company’s practice portfolio management plans and whether the Company is able to achieve the expected favorable impact to Adjusted EBITDA therefrom; the impact of the Company’s termination of its then third-party revenue cycle management provider and transition to a hybrid revenue cycle management model with one or more new third-party service providers, including any transition costs associated therewith; the impact of surprise billing legislation; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential healthcare reform; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements;

the impact of management transitions; the timing and contribution of future acquisitions or organic growth initiatives; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its hospital based and maternal fetal businesses.

###

Pediatrix Medical Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net revenue	$502,364	$496,443	$2,012,919	$1,994,640
Operating expenses:
Practice salaries and benefits	348,993	363,604	1,440,827	1,448,275
Practice supplies and other operating expenses	24,845	31,672	117,748	124,800
General and administrative expenses	63,553	53,064	238,437	227,542
Depreciation and amortization	6,873	9,062	32,226	36,171
Transformational and restructuring related expenses	23,641	2,219	64,260	2,219
Goodwill impairment	(3,599)	148,312	150,644	148,312
Long-lived asset impairments	—	—	27,791	—
(Gain) loss on disposal of businesses	(1,233)	—	9,699	—
Total operating expenses	463,073	607,933	2,081,632	1,987,319
Income (loss) from operations	39,291	(111,490)	(68,713)	7,321
Investment and other income	2,830	2,242	5,771	4,338
Interest expense	(9,710)	(10,081)	(40,743)	(42,075)
Impairment of strategic investment	—	(20,000)	—	(20,000)
Equity in earnings of unconsolidated affiliate	917	479	2,344	2,057
Total non-operating expenses	(5,963)	(27,360)	(32,628)	(55,680)
Income (loss) before income taxes	33,328	(138,850)	(101,341)	(48,359)
Income tax (provision) benefit	(2,848)	14,563	2,272	(12,049)
Net income (loss)	$30,480	$(124,287)	$(99,069)	$(60,408)
Other comprehensive income (loss), net of tax
Unrealized holding (loss) gain on investments, net of tax of $282, $427, $374 and $527	(862)	1,303	1,143	1,521
Total comprehensive income (loss)	$29,618	$(122,984)	$(97,926)	$(58,887)
Per common and common equivalent share data (diluted):
Net income (loss):	$0.36	$(1.50)	$(1.19)	$(0.73)
Weighted average common shares	85,160	82,660	83,330	82,201

Pediatrix Medical Group, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net income (loss)	$30,480	$(124,287)	$(99,069)	$(60,408)
Interest expense	9,710	10,081	40,743	42,075
Income tax provision (benefit)	2,848	(14,563)	(2,272)	12,049
Depreciation and amortization expense	6,873	9,062	32,226	36,171
Transformational and restructuring related expenses	23,641	2,219	64,260	2,219
Impairment losses	(3,599)	168,312	178,435	168,312
(Gain) loss on disposal of businesses	(1,233)	—	9,699	—
Adjusted EBITDA	$68,720	$50,824	$224,022	$200,418

Pediatrix Medical Group, Inc.

Reconciliation of Diluted Net Income (Loss) per Share

to Adjusted Income per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2024		2023
Weighted average diluted shares outstanding	85,160		82,660
Net income (loss) and diluted net income (loss) per share	$30,480	$0.36	$(124,287)	$(1.50)
Adjustments (1):
Amortization (net of tax of $531 and $502)	1,594	0.02	1,510	0.02
Stock-based compensation (net of tax of $601 and $756)	1,804	0.02	2,268	0.03
Transformational and restructuring expenses (net of tax of $5,910 and $555)	17,731	0.21	1,664	0.02
Impairment losses (net of tax of $ - and $42,078)	(6,659)	(0.08)	126,234	1.53
Gain on disposal of businesses (net of tax of $308)	(925)	(0.01)	—	—
Net impact from discrete tax events	(544)	(0.01)	18,841	0.22
Adjusted income and diluted EPS	$43,481	$0.51	$26,230	$0.32

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended December 31, 2024 and 2023, other than impairment losses for the three months ended December 31, 2024. The impairment losses reflect tax effects and related adjustments to goodwill impairment recognized in the second quarter of 2024.

	Twelve Months Ended December 31,
	2024		2023
Weighted average diluted shares outstanding	83,330		82,201
Net (loss) income and diluted net (loss) income per share	$(99,069)	$(1.19)	$(60,408)	$(0.73)
Adjustments (1):
Amortization (net of tax of $2,373 and $2,010)	7,120	0.09	6,032	0.07
Stock-based compensation (net of tax of $2,473 and $3,081)	7,420	0.09	9,242	0.11
Transformational and restructuring related expenses (net of tax of $16,065 and $555)	48,195	0.58	1,664	0.02
Impairment losses (net of tax of $31,633 and $42,078)	146,802	1.76	126,234	1.54
Loss on disposal of businesses (net of tax of $2,425)	7,274	0.09	—	—
Net impact from discrete tax events	7,912	0.09	20,825	0.25
Adjusted income and diluted EPS	$125,654	$1.51	$103,589	$1.26

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the twelve months ended December 31, 2024 and 2023, other than for impairment losses for the year ended December 31, 2024, due to a portion of the expenses being non-deductible.

Pediatrix Medical Group, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of December 31, 2024	As of December 31, 2023
Assets:
Cash and cash equivalents	$229,940	$73,258
Investments	118,566	104,485
Accounts receivable, net	259,990	272,313
Other current assets	31,111	33,398
Intangible assets, net	11,595	21,240
Operating and finance lease right-of-use assets	39,267	70,294
Goodwill, other assets, property and equipment	1,462,231	1,644,822
Total assets	$2,152,700	$2,219,810
Liabilities and shareholders' equity:
Accounts payable and accrued expenses	$398,690	$350,798
Total debt, including finance leases, net	617,664	633,334
Operating lease liabilities	44,649	68,314
Other liabilities	326,759	318,303
Total liabilities	1,387,762	1,370,749
Total shareholders' equity	764,938	849,061
Total liabilities and shareholders' equity	$2,152,700	$2,219,810

Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Forward-Looking Adjusted EBITDA

(in thousands)

(Unaudited)

	Year Ended December 31, 2025

Net Income	$98,310	$112,910
Interest expense	37,860	37,860
Income tax expense	36,400	41,800
Depreciation and amortization expense	27,530	27,530
Transformational and restructuring related expenses	14,900	14,900
Adjusted EBITDA	$215,000	$235,000